United States
Securities and Exchange Commission

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: January 15, 2004

BOEING CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-2564584	0-10795
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)	(Commission File No.)

500 Naches Ave., SW, 3rd Floor; Renton, Washington 98055
(Address of principal executive offices)

(425) 393-2914
(Registrant’s telephone number, including area code)

Item 5.  Other Events

This Current Report on Form 8-K is for the purpose of disclosing information that was contained in the Boeing Capital Corporation press release dated January 15, 2004 set forth below:

Boeing Capital to Explore Options for Commercial Finance Unit; Will Consolidate Infrastructure

SEATTLE, Jan. 15, 2004 – Boeing Capital Corporation announced today that it has retained Credit Suisse First Boston, LLC to explore strategic options for the future of Boeing Capital’s Commercial Financial Services group.

Boeing Capital also announced that it will move most of its operations that are currently located in Long Beach, Calif. to its headquarters in Renton, Wash.

“Late last year we began refocusing our strategic direction toward supporting the operations of Boeing’s business units,” said Boeing Capital President Walt Skowronski. “While the commercial finance business has been a solid contributor to Boeing Capital’s success, it is not at the core of our strategic focus going forward. As a result, we are exploring opportunities to maximize its value for all of our stakeholders.”

Skowronski said that there is no fixed timetable for determining the future of Commercial Financial Services. “The timing will be dictated by what is the best outcome for our customers, our bondholders and our employees, and for Boeing shareholders.”

The options being examined include the sale of the operation itself, sale of all or part of the commercial finance portfolio, or a phased “wind-down” of the existing portfolio.

The Commercial Financial Services portfolio as of Sept. 30, 2003 was US$2.3 billion, or approximately 19 percent of Boeing Capital’s US$12.2 billion portfolio.

Boeing Capital also announced that it intends to relocate most of its operations currently in Long Beach, Calif. to its headquarters in Renton, Wash. Skowronski said the company’s infrastructure is being consolidated in Renton to reduce cost, increase efficiency and improve productivity. Approximately 90 employees in the company’s support organizations will be affected. The move is expected to be complete by September 2004.

A wholly-owned subsidiary of The Boeing Company, Boeing Capital Corporation has a US$12.2 billion portfolio. Approximately 80 percent of the portfolio is in its Aircraft Financial Services group, which arranges, structures and provides financing both to buy and lease Boeing commercial aircraft. In addition, Boeing Capital’s Space and Defense Financial Services group has helped Boeing customers in financing satellites, launch vehicles and military aircraft.

Boeing is the world’s leading aerospace company, with 2002 revenues of US$54 billion and more than 150,000 employees worldwide.

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Contact:

Russ Young

(425) 393-1534

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Boeing Capital Corporation

	By:	/s/STEVEN W. VOGEDING
Steven W. Vogeding
January 15, 2004		Vice President and Chief Financial Officer

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